AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 30, 2004

                                  BY AND AMONG

                          GVI SECURITY SOLUTIONS, INC.,

                            RAPOR ACQUISITION CORP.,

                                       and

                                   RAPOR, INC.


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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

1.   CERTAIN DEFINITIONS....................................................1
     1.1      Defined Terms.................................................1
     1.2      References to Dollars.........................................6

2.   THE MERGER.............................................................6
     2.1      The Merger....................................................6
     2.2      Consummation of the Merger and Effective Time.................6
     2.3      Conversion or Cancellation of Shares..........................6
     2.4      Merger Consideration..........................................7
     2.5      Certificate of Incorporation and By laws......................7
     2.6      Directors and Officers........................................7

3.   THE CLOSING............................................................7
     3.1      Closing.......................................................7
     3.2      Issuance of Purchaser Shares..................................8
     3.3      Exchange of Certificates......................................8

4.   REPRESENTATIONS AND WARRANTIES OF Rapor................................8
     4.1      Organization and Good Standing................................8
     4.2      Capitalization of Rapor; Title to the Rapor Shares............9
     4.3      Authority Relative to Agreement..............................10
     4.4      Absence of Conflict..........................................10
     4.5      Consents and Approvals; Effect of Change in Control..........10
     4.6      Financial Statements.........................................11
     4.7      Title to Property; Sufficiency; Encumbrances.................11
     4.8      Leased Property..............................................12
     4.9      Intellectual Property Rights.................................12
     4.10     Litigation...................................................13
     4.11     Tax Matters..................................................13
     4.12     Absence of Certain Changes or Events.........................15
     4.13     Employee Benefits; Executive Officers; Labor.................17
     4.14     Insurance; Claims............................................17
     4.15     Contracts and Commitments....................................17
     4.16     Status of Agreements.........................................18
     4.17     Compliance with Law..........................................19
     4.18     Transactions with Related Parties............................20
     4.19     Bank Accounts................................................20
     4.20     No Guaranties................................................20
     4.21     Records......................................................20
     4.22     No Brokers or Finders........................................20
     4.23     Investment Representations...................................20
     4.24     Tax Reporting................................................21
     4.25     Disclosure...................................................21

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5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER SUBSIDIARY..21
     5.1      Organization and Good Standing...............................21
     5.2      Capitalization of Purchaser..................................21
     5.3      Authority Relative to Agreement..............................22
     5.4      Absence of Conflict..........................................22
     5.5      No Brokers or Finders........................................22
     5.6      SEC Documents: Financial Statements..........................23
     5.16     No Brokers or Finders........................................23
     5.17     Tax Reporting................................................23
     5.18     Purchaser Subsidiary's Operations............................23
     5.19     Disclosure...................................................23

6.   CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND PURCHASER SUBSIDIARY...24
     6.1      Legal Opinion................................................24
     6.2      No Injunction................................................24
     6.3      Representations, Warranties and Agreements...................24
     6.4      Approvals....................................................24
     6.5      No Material Adverse Effect...................................24
     6.6      Investment Representations Certificate.......................24
     6.7      Resignations.................................................24
     6.8      Proceedings Satisfactory.....................................25
     6.9      Corporate Approval...........................................25
     6.10     Secretary of State Certificates..............................25
     6.11     Secretary's Certificate of Rapor.............................25
     6.12     Termination of CDA Obligations...............................25
     6.13     Rapor Convertible Securities ................................26
     6.14     Limitation of Liabilities ...................................26
     6.15     Voting Agreement ............................................26


7.   CONDITIONS TO THE OBLIGATIONS OF RAPOR................................25
     7.1      Legal Opinion................................................26
     7.2      No Injunction................................................26
     7.3      Representations, Warranties and Agreements...................26
     7.4      Approvals....................................................26
     7.5      Proceedings Satisfactory ....................................26
     7.6      Corporate Approval...........................................26
     7.7      Secretary of State Certificates..............................26
     7.8      Secretary's Certificate......................................26
     7.9      Registrations Rights.........................................26


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8.   FURTHER AGREEMENTS OF THE PARTIES.....................................27
     8.1      Expenses.....................................................27
     8.2      Access Prior to the Closing..................................27
     8.3      Publicity....................................................28
     8.4      Conduct of Business of Rapor.................................28
     8.5      Further Assurances...........................................29
     8.6      Amending Schedules...........................................29
     8.7      Termination of CDA Obligations...............................29
     8.8      Consents:  Regulatory Approval...............................29
     8.9      Conversions of Rapor Securities..............................29


10.  TERMINATION...........................................................29
     10.1     Termination Procedures.......................................29
     10.2     Effect of Termination........................................30

11.  MISCELLANEOUS.........................................................30
     11.1     Entire Agreement.............................................30
     11.2     Governing Law................................................30
     11.3     Headings.....................................................30
     11.4     Notices......................................................30
     11.5     Binding Effect; Assignment...................................31
     11.6     Counterparts.................................................31
     11.7     Amendment and Waiver.........................................31
     11.8     Dispute Resolution...........................................31


EXHIBITS

Exhibit A.........Investment Representation Letter
Exhibit B.........Registration Rights Agreement
Exhibit C.........Form of Purchaser Warrant
Exhibit D.........Voting Agreement


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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 30, 2004, by and among GVI Security Solutions, Inc., a Delaware corporation ("Purchaser"), Rapor Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Purchaser ("Purchaser Subsidiary") and Rapor, Inc., a Florida corporation ("Rapor").

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of each of Purchaser, Purchaser Subsidiary and Rapor has determined that it is in the best interests of each such company and its respective stockholders for Purchaser Subsidiary to merge with and into Rapor upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of each of Purchaser and Purchaser Subsidiary and the stockholder of Purchaser Subsidiary have adopted resolutions approving this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law and Section 607.1101 of the Florida Business Corporation Act (the "FBCA"), respectively;

      WHEREAS, the Board of Directors and the stockholders of Rapor have adopted resolutions approving this Agreement and the transactions contemplated hereby pursuant to Section 607.1101 of the FBCA; and

      WHEREAS, the Parties hereto intend that the merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.    CERTAIN DEFINITIONS.

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

            "Affiliate" of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" shall have the meaning set forth in the recitals.


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            "Approvals" shall have the meaning set forth in Section 4.5.

            "Articles of Merger" shall have the meaning set forth in Section
2.2.

            "Assets" shall have the meaning set forth in Section 4.7(b).

            "Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required to be closed.

            "CDA" shall mean the Connecticut Development Authority.

            "CDA Loan" shall mean that certain loan from the CDA to Rapor, in the original principal amount of $750,000, pursuant to that certain Loan and Stock Purchase Agreement, dated as of February 19, 2002, between Rapor and the CDA.

            "CDA Obligations" shall mean all obligations of Rapor to the CDA under the CDA Loan and otherwise in connection with that certain Loan and Stock Purchase Agreement, dated as of February 19, 2002, between Rapor and the CDA.

            "Closing" shall have the meaning set forth in Section 3.1.

            "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto. All references to the Code or to the regulations promulgated thereunder in this Agreement shall be deemed to include a reference to any comparable provisions of state, local or foreign income tax law, without prejudice to the construction of references to the Code or to the regulations promulgated thereunder in any other section hereof.

            "Contemplated Transactions" shall mean the merger of Purchaser Subsidiary with and into Rapor and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

            "Contract" shall have the meaning set forth in Section 4.15.

            "Effective Time" shall mean the date and time of consummation of the Merger, as evidenced by the filing of the Articles of Merger with the Secretary of State of the State of Florida.

            "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Environmental Laws" shall mean any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof; the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.6901 et seq.; the Clean Water Act, 33 U.S.C.ss.ss.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 et seq.; the Clean Air Act, 42 U.S.C.ss.ss.7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f et seq.; the Atomic Energy Act, 42 U.S.C.ss.ss.2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C.ss.ss. 301 et seq.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and publications thereunder.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Fair Market Value" shall mean, with respect to the shares of Purchaser Common Stock to be delivered to the CDA on the Closing Date pursuant to Section 3.1(b)(4), for each such share, the average over the 10 trading days preceding the date of this Agreement of the average of the closing bid and asked prices for each such day, as reported by the NASD OTC Bulletin Board or Pink Sheets LLC, as applicable.

            "FBCA" shall have the meaning set forth in the recitals.

            "Financial Statements" shall have the meaning set forth in Section 4.6.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Governmental Body" shall mean any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

            "Hazardous Materials" shall mean (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substances exposure to which is regulated by any Governmental Body.

            "Intellectual Property" shall mean any and all United States and foreign: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including, but not limited to the United States) and multinational statutory invention registrations, patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered and regardless of where used, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by any national law, international treaties or conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (g) trade secrets and confidential, technical and business information (including but not limited to ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) any right arising under any law providing protection to industrial or other designs, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (l) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

            "Laws" shall have the meaning set forth in Section 4.17(a).

            "Leases" shall have the meaning set forth in Section 4.8

            "Licenses" shall have the meaning set forth in Section 4.17(a).

            "Material Adverse Effect" shall mean any act, occurrence, fact, event, omission or circumstance which in the reasonable judgment of an experienced, prudent business person would (a) reduce the value of the business of Rapor, or (b) result in a decision not to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

            "Merger" shall mean the merger of Purchaser Subsidiary with and into Rapor, as contemplated by this Agreement.

            "Merger Consideration" shall have the meaning set forth in Section 2.4.

            "Party" shall mean any of Purchaser, Purchaser Subsidiary and Rapor.

            "Permitted Encumbrances" shall have the meaning set forth in Section 4.7(b).


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            "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

            "Plans" shall have the meaning set forth in Section 4.13(a).

            "Purchaser" shall mean GVI Security Solutions, Inc., a Delaware corporation.

            "Purchaser Common Stock" shall mean the Common Stock, par value $.001 per share, of Purchaser.

            "Purchaser Financial Statements" shall have the meaning set forth in
Section 5.6.

            "Purchaser SEC Documents" shall have the meaning set forth in
Section 5.6.

            "Purchaser Shares" shall have the meaning set forth in Section 2.4.

            "Purchaser Subsidiary" shall mean Rapor Acquisition Corp., a Florida corporation.

            "Purchaser Warrants" shall have the meaning set forth in Section
2.4.

            "Rapor" shall mean Rapor, Inc., a Florida corporation.

            "Rapor Convertible Securities" shall have the meaning set forth in
Section 4.2(b).

            "Rapor Intellectual Property" shall have the meaning set forth in
Section 4.9.

            "Rapor Preferred Stock" shall mean the Series A Preferred Stock, $.001 par value per share, of Rapor. "Rapor Shares" shall have the meaning set forth in Section 2.3.1.

            "Recent Balance Sheet" shall have the meaning set forth in Section 4.6(a).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Stockholders" shall mean the stockholders of Rapor immediately prior to the Effective Time.

            "Subsidiary" shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities or equity securities are more than fifty percent (50%) owned, directly or indirectly, by such specified Person.


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

            "Surviving Corporation" shall have the meaning set forth in Section 2.1.

            "Tax Affiliates" means Rapor or the affiliated combined or unitary group of which Rapor is or was a member, and any individual member thereof.

            "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

            "Tax Returns" means any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            "Third Party" shall mean a Person who or which is neither a Party nor an Affiliate of a Party.

      1.2 References to Dollars. References to dollars or "$" in this Agreement shall mean United States dollars.

2.    THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the FBCA, Purchaser Subsidiary shall be merged with and into Rapor as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof. Following the Merger, Rapor shall continue as the surviving corporation (the "Surviving Corporation") under its current name and shall continue its existence under the laws of the State of Florida and the separate existence of Purchaser Subsidiary shall thereupon cease. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without further act or deed, all properties, rights, privileges, powers and franchises of Rapor and Purchaser Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Rapor and Purchaser Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

      2.2 Consummation of the Merger and Effective Time. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the State of Florida (the "Articles of Merger"), pursuant to Section 607.1105 of the FBCA. The Parties hereto shall take all such other and further actions as may be required by Law to make the Merger effective.

      2.3 Conversion or Cancellation of Shares. The manner of converting or canceling shares of Rapor or Purchaser Subsidiary in the Merger shall be as follows. At the Effective Time,


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            2.3.1 Each share of Rapor's common stock, $.001 par value (the
"Rapor Shares"), issued and outstanding immediately prior to the Effective Time, other than the Rapor Shares held in the treasury of Rapor shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the Merger Consideration. All Rapor Shares by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist. The holders of certificates representing Rapor Shares shall thereafter cease to have any rights with respect to such Rapor Shares, except the right to receive the Merger Consideration upon the surrender of such certificates.

            2.3.2 Each Rapor Share issued and held in Rapor's treasury shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            2.3.3 Each share of Purchaser Subsidiary's common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of the Surviving Corporation's common stock, par value $.001 per share.

      2.4 Merger Consideration. Subject to Section 3.2.1, the "Merger Consideration" shall mean for each Rapor Share (i) that number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (x) 2,707,851, by (y) the aggregate number of Rapor Shares, and (ii) a five-year warrant to purchase that number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (x) 1,353,925, by (y) the aggregate number of Rapor Shares, at an exercise price of $3.04 per share, pursuant to a Warrant in the form of Exhibit C. The shares of the Purchaser Common Stock which constitute the Merger Consideration are hereinafter referred to as the "Purchaser Shares" and the warrants which constitute the Merger Consideration are hereinafter referred to as the "Purchaser Warrants."

      2.5 Certificate of Incorporation and By laws. The Certificate of Incorporation and the Bylaws of Rapor shall be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      2.6 Directors and Officers. At the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Schedule 2.6.

3.    THE CLOSING.

      3.1 Closing. (a) Unless this Agreement shall have been terminated pursuant to Section 10, a closing of the Merger (the "Closing") will be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, on the date on which the conditions set forth in Sections 6 and 7 shall be satisfied or duly waived (or such other place and date as Purchaser and Rapor may agree in writing).


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

            (b) At the Closing:

                  (1) Rapor shall deliver to Purchaser or Purchaser Subsidiary, as applicable, all documents contemplated by Article 6, to the extent not theretofore delivered.

                  (2) Purchaser or Purchaser Subsidiary, as applicable, shall deliver to Rapor all documents contemplated by Article 7, to the extent not theretofore delivered.

                  (3) Purchaser shall, subject to Section 3.2.1 below, deliver to the Stockholders the Purchaser Warrants and certificates representing the Purchaser Shares.

                  (4) Purchaser shall (i) cause to be paid to the CDA cash in the amount of $183,764.00, and (ii) deliver to the CDA a certificate representing that number of shares of Purchaser Common Stock (rounded to the nearest whole number) having an aggregate Fair Market Value of $551,291.00.

      3.2   Issuance of Purchaser Shares and Warrants.

            3.2.1 At the Effective Time or as soon as practicable thereafter, upon surrender by the Stockholders of certificates evidencing the Rapor Shares, Purchaser shall issue to each Stockholder (i) certificates registered in the name of such Stockholder and bearing the legends set forth in Section 4.23(d), representing the number of Purchaser Shares, rounded to the nearest whole number, to which such Stockholder is entitled pursuant to Section 2.4(i), and
(ii) a Purchaser Warrant exercisable for that number of shares of Purchaser Common Stock, rounded to the nearest whole number, to which such Stockholder is entitled pursuant to Section 2.4(ii), and the certificates previously evidencing the Rapor Shares shall forthwith be cancelled.

            3.2.2 Prior to the Effective Time, Purchaser shall have the right to establish reasonable and/or customary rules, not inconsistent with the terms of this Agreement, for the issuance and delivery of certificates for the Purchaser Shares and Purchaser Warrants into which the Rapor Shares are converted in the Merger.

      3.3 Exchange of Certificates. If any Purchaser Warrant or stock certificate representing Purchaser Shares is to be issued in a name other than that in which the stock certificate (previously representing Rapor Shares) surrendered is registered, it shall be a condition of exchange that the stock certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange with a Person other than the registered holder of the stock certificates surrendered or establish to the reasonable satisfaction of Purchaser that such tax has been paid or is not applicable.

4.    REPRESENTATIONS AND WARRANTIES OF Rapor.

            Rapor represents and warrants to Purchaser and Purchaser Subsidiary as follows:

      4.1   Organization and Good Standing.


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



            (a) Rapor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Rapor (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification. Schedule 4.1 sets forth the jurisdictions in which Rapor is authorized to do business.

            (b) Complete and correct copies of the certificate of incorporation and bylaws of Rapor as currently in effect have been delivered to Purchaser. Rapor has no Subsidiaries nor does it own any equity interest in, or control directly or indirectly, any other entity. Rapor is not a party to any joint venture or partnership arrangement. Rapor has not assumed by merger, contract, assignment or assumption any liabilities of any other Person.

      4.2   Capitalization of Rapor; Title to the Rapor Shares.

            (a) The authorized capital stock of Rapor consists of 20,000,000 shares of common stock, $0.001 par value, of which 125,115.17 shares are issued and outstanding, and 1,000,000 shares Rapor Preferred Stock, of which 22,222.22 shares are issued and outstanding. All of the Rapor Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any Encumbrances. Schedule 4.2(a) sets forth (i) the name and address of each Person owning shares of capital stock of Rapor and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Rapor, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

            (b) Except as forth on Schedule 4.2(b), there are no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements (other than this Agreement) or calls, demands or commitments of any kind (collectively, Rapor Convertible Securities") relating to the issuance, sale or transfer of any capital stock or other equity securities of Rapor, whether directly or upon the exercise or conversion of other securities. Schedule 4.2(b) sets forth a true and complete list of the prices at which outstanding Rapor Convertible Securities may be exercised or converted, as applicable, the number and class of Rapor Convertible Securities outstanding at each such price and the name of the holder of each such Rapor Convertible Security. Schedule 4.2(b) sets forth with respect to each holder of Rapor Preferred Stock and Rapor Convertible Securities, the number of Rapor Shares to be issued to such holder upon conversion of such security prior to Closing as contemplated by Section 6.13. Except as forth on Schedule 4.2(b), there are no outstanding contractual obligations of Rapor to repurchase, redeem or otherwise acquire any shares of Rapor's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

            (c) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in Rapor.

            (d) Each Stockholder owns the Rapor Shares of record and beneficially, free and clear of all Encumbrances. The delivery of the certificates representing the Rapor Shares in accordance with Section 3.2 in consideration of the payment of the Merger Consideration therefor will transfer record and beneficial ownership of, and good and valid title to, the Rapor Shares, free and clear of all Encumbrances.

      4.3 Authority Relative to Agreement. Rapor has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action necessary, corporate or otherwise, in order to execute and deliver this Agreement and to consummate the Contemplated Transactions, including, but not limited to, obtaining all required Board of Directors and stockholder approvals. This Agreement has been duly executed and delivered by Rapor. This Agreements constitute the valid and binding obligations of Rapor, enforceable against Rapor accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

      4.4 Absence of Conflict. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any agreement, commitment, deed of trust, indenture, lease, mortgage or other instrument to which Rapor is a party or by which any of its properties or assets is bound, (ii) the certificate of incorporation or bylaws of Rapor or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to Rapor or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of Rapor under any agreement or commitment to which Rapor is a party or by which Rapor or its properties or assets may be bound.

      4.5 Consents and Approvals; Effect of Change in Control. Except for the filing of a Articles of Merger as provided in Section 2.2, and as otherwise set forth in Schedule 4.5, no consent, waiver, registration, certificate, approval, grant, franchise, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to a Contract or other agreement or commitment of Rapor) (collectively, the "Approvals"), is required in connection with the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions by Rapor, other than Approvals which have already been obtained. Except as set forth in Schedule 4.5, there are no Contracts or Approvals by which Rapor or any of its assets or properties may be bound that contain (i) any change in control provisions that will become applicable or inapplicable as a result of the Contemplated Transactions, or (ii) any other provision which will diminish the benefit or value, or result in a change of the terms, of such Contract or Approval to Purchaser as a result of the consummation of the Contemplated Transactions.

      4.6   Financial Statements.

            (a) Rapor has delivered to Purchaser the audited balance sheet of Rapor as at December 31, 2003 and the related audited statements of income and retained earnings, and cash flows of Rapor for the calendar year then ended, together with the report thereon of Kellogg & Andelson and an unaudited balance sheet of Rapor as at March 31, 2004 (the "Recent Balance Sheet") and the related statements of income and retained earnings, and cash flows of Rapor for the three month period then ended (collectively, the "Financial Statements"). The Financial Statements were prepared from the respective books and records of Rapor, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and fairly present the financial position, results of operations and cash flows of Rapor as at the respective dates thereof and for the periods therein referred to.

            (b) Rapor does not have any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) that were not fully reflected or reserved against in the Recent Balance Sheet, except for non-material liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof. The reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and are in accordance with GAAP consistently applied.

            (c) Since the date of the Recent Balance Sheet, there has been no material adverse change in the business, operations, financial condition or prospects of Rapor or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect.

            (d) The accounts receivable of Rapor reflected in the Recent Balance Sheet constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business. Rapor has not received written notice of any counterclaims or setoffs against such accounts receivable for which reserves have not been established in accordance with GAAP. There has been no material adverse change since the date of the Recent Balance Sheet in the amount of accounts receivable or other debts due Rapor or the allowances with respect thereto, or accounts payable of Rapor, from that reflected in the Recent Balance Sheet.

            (e) As of the date of this Agreement, the aggregate amount of the liabilities of Rapor that would be reflected on a balance sheet of Rapor dated as of the date hereof, in accordance with GAAP, excluding indebtedness under the CDA Loan and debt under Rapor Convertible Securities to be converted into Rapor Shares prior to the Merger, would not exceed the sum of Rapor's (i) accounts receivable, (ii) prepaid expenses, and (iii) inventory, as each of such assets would be reflected on such balance sheet in accordance with GAAP.

      4.7   Title to Property; Sufficiency; Encumbrances.

            (a) Rapor has never owned any real property or any interest in real property.

            (b) Except as disclosed in Schedule 4.7(b), Rapor leases or owns all the properties and assets used or intended to be used in the conduct of its business and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by Rapor in the conduct of its business (all such properties, assets and contract rights being the "Assets"). Rapor has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. As used herein, "Permitted Encumbrances" means (i) those statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Recent Balance Sheet; and (ii) those Encumbrances disclosed on Schedule 4.7.

            (c) The Assets constitute all the properties, assets and rights that are necessary in the conduct of Rapor's business. Rapor has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used and intended.

            (d) Following the consummation of the Contemplated Transactions, the Surviving Corporation will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions. Immediately following the Effective Time, the Surviving Corporation shall own and possess all documents, books, records, agreements and financial data of any sort used by Rapor in the conduct of its business.

      4.8 Leased Property. Schedule 4.8 sets forth a true and complete list of each lease under which Rapor is a lessee or lessor (each, a "Lease"). Rapor has delivered to Purchaser complete and correct copies of each such Lease. Each such Lease is a valid and binding obligation of Rapor, enforceable in accordance with its terms, is in full force and effect, and except as set forth on Schedule 4.8, upon consummation of the Contemplated Transactions, will continue to entitle the Surviving Corporation to the use and possession of the property specified in such lease for the purposes for which such property is now being used by Rapor.

      4.9 Intellectual Property Rights. Rapor owns, or is licensed or otherwise has the valid rights to use, all Intellectual Property used in, acquired or developed for use in, or necessary for the conduct of its business as heretofore conducted, and as presently contemplated to be conducted (the "Rapor Intellectual Property"). Schedule 4.9 contains an accurate and complete description of (a) the Rapor Intellectual Property owned by Rapor and all applications therefor, (b) the Rapor Intellectual Property licensed to Rapor for use and a summary of the terms of each license pursuant to which Rapor uses such Intellectual Property (c) all licenses granted by Rapor to others to use the Rapor Intellectual Property and (d) a summary of the terms of all other agreements relating to the Rapor Intellectual Property. Except as set forth in
Schedule 4.9, Rapor has the sole and exclusive right to use the Rapor Intellectual Property referred to therein, and the consummation of the Contemplated Transactions will not alter or impair any such rights; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such licenses or agreements and to the best of Rapor's knowledge, there is no valid basis for any such claim; and the use of such Rapor Intellectual Property by Rapor does not violate or infringe the rights of any Person. Neither Rapor nor, to the best of Rapor's knowledge, any other Person is in default under any license or other agreement relating to such Rapor Intellectual Property, and all such licenses and agreements are valid, in full force and effect and enforceable. Rapor has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Rapor Intellectual Property. No present or former employee or consultant of Rapor owns or has any proprietary, financial or other interest, direct or indirect (other than through ownership of Rapor Shares), in whole or in part, in any Rapor Intellectual Property. Schedule 4.9 lists all confidentiality and non-disclosure agreements to which Rapor or any of its employees or consultants is a party and indicates which of those would be binding on or enforceable by or against Purchaser.

      4.10 Litigation. Except as set forth in Schedule 4.10, there is no action, suit, inquiry, arbitration, proceeding or investigation by or before any court or Governmental Body or arbitration pending or, to the knowledge of Rapor, threatened against or involving Rapor or the Assets or which questions or challenges the validity of this Agreement or the Contemplated Transactions, and Rapor has not received any notice of any event or occurrence which could result in any such action, suit, inquiry, proceeding or investigation nor, to the knowledge of Rapor, is there any valid basis for any such action, suit, inquiry, proceeding or investigation.

      4.11  Tax Matters.

            (a) The Tax Affiliates have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to them, their operations and their assets through the Effective Time, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets. As of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Tax Affiliates and any other information required to be shown thereon. In particular, such Tax Returns are not subject to penalties under Section 6662 of the Code or any predecessor provision of law or any other provision of the Code. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted. The Tax Affiliates have delivered to Purchaser true, complete and correct copies of all federal, state, local or foreign income Tax Returns filed by them since January 1, 1999. Schedule 4.11(a) lists all state, local and foreign jurisdictions in which the Tax Affiliates have previously filed or currently file Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Tax Affiliates have been or are required to file Tax Returns.

            (b) With respect to all amounts in respect of Taxes imposed on the Tax Affiliates or for which the Tax Affiliates are or could be liable, whether to Governmental Bodies (as, for example, under law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods through the Effective Time, (i) all applicable tax laws and agreements have been fully complied with, (ii) all such amounts required to be paid by the Tax Affiliates to Governmental Bodies or others have been paid, except such taxes, if any, as are set forth in Schedule 4.11(b) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided in the Financial Statements, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected on the Recent Balance Sheet and are adequate and in accordance with the past custom and practice of the Tax Affiliates.

            (c) None of the Tax Affiliates have requested, executed or filed with the IRS or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which any Tax Affiliate could be liable.

            (d) There exists no proposed tax assessment against any Tax Affiliate nor any lien for Taxes against any property of any Tax Affiliate except as disclosed in the Financial Statements or on Schedule 4.11(d).

            (e) All Taxes that the Tax Affiliates are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            (f) No Tax Affiliate is, was, or will be a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

            (g) There is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from any Tax Affiliate or of any Tax Return filed or required to be filed by any Tax Affiliate pending or threatened against or with respect to any Tax Affiliate.

            (h) No Tax Affiliate has made, or is a party to any agreement requiring it to make, any payment which would not be deductible under Code
Section 280G or which would be subject to the excise tax imposed by Code Section 4999.

            (i) No Tax Affiliate has executed or entered into any closing agreement pursuant to Section 7121 of the Code.

            (j) No Tax Affiliate has filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by a Tax Affiliate.

            (k) No Tax Affiliate (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by a Tax Affiliate, (ii) is aware that the IRS has proposed any such adjustment or change in accounting method that relates to the business and operations of a Tax Affiliate, or (iii) has an application pending with any Governmental Body requesting permission for any change in accounting method that relates to the business and operations of a Tax Affiliate.

            (l) No Tax Affiliate holds any debt instrument with respect to which it is reporting the income under the installment method or that has an adjusted basis that is less than 90 percent of the stated redemption price at maturity.

            (m) No Tax Affiliate has any liability for the Taxes of any person (other than a Tax Affiliate) under Treas. Reg. ss. 1.1502-6, as a transferee or successor, or otherwise.

            (n) All material elections with respect to Taxes affecting any Tax Affiliate as of the date hereof are set forth in Schedule 4.11(n). After the date hereof, no election with respect to Taxes will be made without the written consent of Purchaser.

            (o) None of the assets of any Tax Affiliate is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code or otherwise pursuant to the Code.

            (p) None of the assets of any Tax Affiliate directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

            (q) None of the assets of any Tax Affiliate is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (r) No Tax Affiliate has participated in or will participate in an international boycott within the meaning of Section 999 of the Code. (s) No Tax Affiliate is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (t) All of the Tax Affiliates are United States persons within the meaning of the Code.

            (u) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, Subchapter A of Chapter 3 of the Code, or any other provision of law.

            (v) No Tax Affiliate has, or has had, either a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or business activity in any country other than the United States that would subject it to a Tax in such country that would not apply to a United States person without a business activity in such country.

            (w) Except as set forth in Schedule 4.11(w), no Tax Affiliate is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

      4.12 Absence of Certain Changes or Events. Since the date of the Recent Balance Sheet, except as set forth in Schedule 4.12, Rapor has conducted its business only in the ordinary course consistent with past practice and has not:

            (a) declared or paid any dividend or made any other payment or distribution in respect of its capital stock;

            (b) purchased, redeemed, issued, sold or otherwise acquired or disposed of, either directly or indirectly, any of its capital stock or reclassified, split or otherwise changed any of its capital stock or granted or entered into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock;

            (c) paid, discharged or satisfied any Encumbrance (other than an Encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), other than a claim, liability or obligation that is a current liability shown on the Recent Balance Sheet or incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice;

            (d) canceled or compromised any debt or claim, or waived or released any material right, other than adjustments in the ordinary course of business which, in the aggregate, are not material;

            (e) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any of its Assets (real or personal, tangible or intangible) except in the ordinary course of business consistent with past practice.

            (f) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property right, or modified any existing right with respect thereto;

            (g) made or granted any general increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any of Rapor's employees (other than individual increases which were generally consistent in amount with Rapor's historical practices), or made or granted any increase in the compensation of the officers of Rapor, or entered into any employment, severance, bonus or similar agreement with any employee of Rapor;

            (h) changed accounting methods other than in accordance with GAAP;

            (i) received any notice of termination of any Contract or suffered any damage, destruction or loss adversely affecting Rapor's Assets;

            (j) made any capital expenditures or additions to property, plant or equipment or acquired of any other property or assets (other than raw materials and supplies) at a cost in excess of $10,000;

            (k) incurred or assumed any indebtedness for money borrowed or guarantied any indebtedness or other obligation of another Person;

            (l) suffered any Material Adverse Effect; or

            (m) agreed or otherwise committed, whether in writing or otherwise, to do, or taken any action or omitted to take any action that would result in, any of the foregoing.

      4.13  Employee Benefits; Executive Officers; Labor.

            (a) No employees of Rapor are covered by collective bargaining agreements or are members of unions. Schedule 4.13(a) sets forth a true and complete list of (i) all written employment and consulting agreements to which Rapor is a party, indicating those which will terminate at the Effective Time; and (ii) all written executive compensation plans, bonus plans, incentive compensation plans, deferred compensation plans or agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, hospitalization insurance, severance or other employee benefit plans (as defined in Section 3(3) of ERISA) of Rapor (the "Plans") providing for benefits for any employees of Rapor. There are no other binding plans or commitments of the type referred to in this Section 4.13(a) which are not reduced to writing, and Rapor has no agreement or commitment to create any additional such Plan. Rapor has no unfunded obligations relating to the Plans. To the extent applicable, the Plans comply in all material respects with ERISA.

            (b) Schedule 4.13(b) includes a true and complete list of all officers or other employees of Rapor and the compensation (including bonuses, incentives and similar compensation) received by each. To the knowledge of Rapor, no past or present officer or other executive employee of Rapor has ever been indicted, tried or convicted of a criminal felony. To the knowledge of Rapor, no officer or other employee of Rapor is in violation of (a) any material term of any employment agreement, non-disclosure agreement, noncompete agreement or other similar agreement with any previous employer (and to the knowledge of Rapor, the employment of such employee by Surviving Corporation, Purchaser or any of their Affiliates will not result in a violation of any such agreement) or
(b) any obligation binding on such employee which would prohibit the use of information obtained from such employee which Rapor has used.

            (c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will entitle any current or former employee of Rapor to severance pay or other similar payment, or accelerate the time of payment or increase the amount of compensation due to any such employee or former employee. To the knowledge of Rapor, Rapor has no threatened or pending labor disputes with any of its employees.

      4.14 Insurance; Claims. Schedule 4.14 sets forth a true, correct and complete list of all insurance policies of any kind or nature maintained by or on behalf of Rapor and relating to its business and/or assets, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. All such insurance policies are in full force and effect, and Rapor is not in default with respect to its obligations under any such insurance policy, and no notice of cancellation or termination has been received with respect to any such policy. Rapor has delivered to Purchaser complete and correct copies of such insurance policies (together with all riders and amendments thereto).

      4.15 Contracts and Commitments. Schedule 4.15 contains a true, complete and accurate list of each of the following contracts, agreements, understandings or other obligations (whether written or oral) to which Rapor is a party or by which any of its assets or properties are bound (together with each of the agreements disclosed on Schedule 4.8, 4.9 and 4.13, a "Contract"):

            (a) all rental or use agreements, contracts, covenants or obligations;

            (b) any contract, agreement, commitment or obligation to make any capital expenditures;

            (c) contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of Rapor to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, Rapor, or covering indemnification of another Person other than in the ordinary course of business;

            (d) any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

            (e) contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to Rapor of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by Rapor, without penalty, premium or other liability within 30 days or may involve the payment by or to Rapor of more than $10,000;

            (f) license, royalty, franchise, distributorship, dealer, service, sales agency, consulting, advisory, public relations or advertising contracts, agreements, commitments or other obligations;

            (g) contracts, agreements, commitments or other obligations to provide services or facilities by or to Rapor or to or by another Person which is not terminable by Rapor within 30 days without penalty, premium or other liability or involving payment by Rapor or the other Person of more than $10,000;

            (h) all other contracts, agreements, commitments, or other obligations whether or not made in the ordinary course of business which either
(i) may involve the expenditure by Rapor of funds in excess of $10,000 per commitment (or under a group of similar commitments), or (ii) are not terminable within 30 days from the date hereof without penalty, premium or other liability, or are otherwise material to Rapor;

            (i) contracts, agreements, commitments or other obligations with any Person requiring indemnification by Rapor of another Person other than in the ordinary course of business; or

            (j) all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any Stockholder, officer, director, employee or consultant of Rapor or any Affiliate or relative thereof.

      4.16 Status of Agreements. All Contracts to which Rapor is a party are in full force and effect and constitute valid and binding obligations of Rapor and to the knowledge of Rapor, are binding on the other parties thereto. There are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by Rapor or any other party thereunder, and Rapor has not received notice of any claim by another party to any Contract that Rapor is in default thereunder. Rapor is not a party to any Contract that has or may reasonably be expected to have, individually or in the aggregate, with any other Contracts, a Material Adverse Effect and Rapor is not a party to any Contract which requires Rapor to provide a service at a cost which Rapor reasonably expects will exceed the payment to Rapor under such Contract.

      4.17  Compliance with Law.

            (a) Schedule 4.17(a) is a true and complete list of each license, permit, order, authorization or approval of Governmental Bodies ("Licenses") held or obtained by Rapor in connection with the business conducted by Rapor. The operations of Rapor have been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over Rapor (collectively "Laws"). Rapor has not received any notification of any asserted present or past failure to comply with any such Laws. Rapor has all Licenses required for the conduct of Rapor's business, other than any such License the failure of which to hold or obtain would not cause a Material Adverse Effect on Rapor, and Rapor is not in violation of any such License. All such Licenses are in full force and effect and no suspension or cancellation thereof has been threatened. Except as set forth in Schedule 4.17(a), there are no other Licenses required in connection with the operation of Rapor's business as currently conducted or as proposed to be conducted.

            (b) Rapor has obtained all Licenses which are required under all Environmental Laws. Rapor is in compliance in all material respects with all terms and conditions of such required Licenses, and is also in compliance in all material respects with all Environmental Laws. Except as set forth in Schedule 4.17(b), there does not exist as a result of any action or inaction of Rapor or, to the knowledge of Rapor, as a result of any action or inaction of any other Person, nor has Rapor received notice of, any events, condition or circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation, based on or related to the violation of an Environmental Law or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

            (c) No Hazardous Material has been incorporated in, used on, stored on or under, released from, treated on, transported to or from, or disposed of by Rapor on or from any property owned or leased by Rapor or by any other Person such that, under Environmental Laws (i) any such Hazardous Material would be required to be removed, cleaned up or remediated before the property owned or leased by Rapor could be altered, renovated, demolished or transferred, or (ii) the owner or lessee of the property (as applicable to Rapor) could be subjected to liability for the removal, clean up or remediation of such Hazardous Material; and Rapor has not received notification from any Governmental Bodies or other Persons relating to Hazardous Material on or affecting any property owned or leased by GVI or relating to any potential or known liability under Environmental Laws arising from the ownership or leasing of any property.

      4.18 Transactions with Related Parties. Except as disclosed in Schedule 4.18, Rapor is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were Rapor a "Registrant" under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to Rapor.

      4.19 Bank Accounts. Schedule 4.19 sets forth a true, correct and complete list of the names and addresses of all banks and other financial institutions in which Rapor maintains an account, deposit or safe-deposit box or lockbox account, together with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes.

      4.20 No Guaranties. None of the obligations or liabilities of Rapor incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. Rapor has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Rapor or any of its Affiliates.

      4.21 Records. The books of account, corporate records and minute books of Rapor are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of Rapor have been provided to Purchaser.

      4.22 No Brokers or Finders. Rapor has not, and its Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

      4.23  Investment Representations.

            (a) For the purpose of this Section 4.23, the term "Purchaser Shares" shall include the Purchaser Shares, the Purchaser Warrants, and any securities, including, without limitation, the Purchaser Common Stock, into which the Purchaser Shares or Purchaser Warrants may be exchanged or converted.

            (b) Rapor has informed each of the Stockholders (i) that the Purchaser Shares to be issued to such Stockholder pursuant to this Agreement have not been registered for sale under any federal or state securities laws and that such Purchaser Shares are being offered and sold to such Stockholder pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) that such Stockholder is acquiring such Purchaser Shares for such Stockholder's own account for investment purposes and without a view to any distribution thereof, (iii) that Purchaser intends to rely on a certificate signed by each Stockholder containing the representations and warranties set forth in Exhibit A hereto for purposes of claiming such exemption, and (iv) that such Stockholder must bear the economic risk of the investment in such Purchaser Shares for an indefinite period of time as such Purchaser Shares cannot be sold unless subsequently registered under such laws or unless an exemption from registration is available.

            (c) Each Stockholder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

            (d) Rapor agrees that the certificates evidencing the Purchaser Shares shall bear the following legend:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

      4.24 Tax Reporting. Consistent with the intent of the parties hereto, Rapor shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) with respect to all Tax Returns, to the extent consistent with Law.

      4.25 Disclosure. No representations or warranties by Rapor in this Agreement and no statement contained in any schedules, exhibits or certificates furnished or to be furnished by Rapor or any Stockholder to Purchaser or Purchaser Subsidiary or any of their representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered by Rapor or any Stockholder to Purchaser or Purchaser Subsidiary pursuant to this Agreement are or will be true and complete copies of what they purport to be.

      5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER SUBSIDIARY

            Purchaser and Purchaser Subsidiary hereby represent and warrant to Rapor as follows:

      5.1 Organization and Good Standing. Each of Purchaser and Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively. Purchaser (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification. Complete and correct copies of the certificate of incorporation and bylaws of Purchaser and Purchaser Subsidiary as currently in effect have been delivered to Rapor. Other than Purchaser Subsidiary and GVI Security, Inc., Purchaser has no Subsidiaries.

      5.2   Capitalization of Purchaser.

            (a) The authorized capital stock of Purchaser consists of (i) 75,000,000 shares of common stock, par value $.001 per share, of which approximately 29,604,000 shares are issued and outstanding as of the date hereof, and (ii) 3,000,000 shares of preferred stock, par value $.001 per share, of which (v) 1,148,800 shares have been designated Series A Convertible Preferred Stock, none of which are issued and outstanding, (w) 200 shares have been designated Series B Convertible Preferred Stock, all of which are issued and outstanding, (x) 10,000 have been designated Series D Convertible Preferred Stock, none of which are issued and outstanding, and (y) 1,000,000 have been designated Series E Convertible Preferred Stock, none of which are issued and outstanding. Except as set forth on Schedule 5.2(a), there are no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Purchaser, whether directly or upon the exercise or conversion of other securities. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

            (b) All of the issued and outstanding shares of Purchaser Subsidiary are owned by Purchaser. All of the Purchaser Shares to be issued to the Stockholders in the Merger will, as of the Effective Time, be duly authorized and validly issued, fully paid and nonassessable.

      5.3 Authority Relative to Agreement. Each of Purchaser and Purchaser Subsidiary, as applicable, has all requisite power and authority, corporate or otherwise, to execute, deliver and perform their obligations under this Agreement and has taken all action necessary, corporate or otherwise, in order to execute and deliver this Agreement and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Purchaser and Purchaser Subsidiary. Each of this Agreement constitutes valid and binding obligations of Purchaser and Purchaser Subsidiary, as applicable, enforceable against Purchaser and Purchaser Subsidiary in accordance with their respective terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

      5.4 Consents and Approvals; Effect of Change in Control. Except for the filing of a Articles of Merger as provided in Section 2.2, and as otherwise set forth in Schedule 4.5, no Approval is required in connection with the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions by Purchaser or Purchaser Subsidiary, other than Approvals which have already been obtained.

      5.5 Absence of Conflict. Neither the execution and delivery of this Agreement and the other Documents to which it is a party nor the consummation of the Contemplated Transactions will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any agreement, commitment, deed of trust, indenture, lease, mortgage or other instrument to which Purchaser is a party or by which any of its properties or assets is bound; (ii) the certificate of incorporation or bylaws of Purchaser and Purchaser Subsidiary or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to Purchaser or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of Purchaser or Purchaser Subsidiary under any agreement or commitment to which Purchaser or Purchaser Subsidiary is a party or by which Purchaser or Purchaser Subsidiary or their respective properties or assets may be bound.

      5.6 SEC Documents: Financial Statements. As of their respective filing dates (i) each quarterly and other report and registration statement (without exhibits) filed by Purchaser with the SEC since January 1, 2002 (the "Purchaser SEC Documents"), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents (the "Purchaser Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of Purchaser and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and certain non-recurring audit adjustments).

      5.7 No Brokers or Finders. Purchaser has not, and its Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

      5.8 Tax Reporting. Consistent with the intent of the parties hereto, Purchaser (i) shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) with respect to all Tax Returns, to the extent consistent with Law, and (ii) agrees that this Agreement constitutes a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code, and Purchaser will not, and will cause its Affiliates to not, take any action to treat this Agreement otherwise.

      5.9 Purchaser Subsidiary's Operations. Purchaser Subsidiary was formed solely for the purpose of engaging in the Contemplated Transactions and has not
(i) engaged in any business activities, (ii) conducted any operations other than in connection with the Contemplated Transactions, (iii) incurred any liabilities other than in connection with the Contemplated Transactions or (iv) owned any assets or property.

      5.10 Disclosure. No representations or warranties by Purchaser or Purchaser Subsidiary in this Agreement and no statement contained in any schedules, exhibits or certificates furnished or to be furnished by Purchaser or Purchaser Subsidiary to Rapor pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered by Purchaser or Purchaser Subsidiary to Rapor pursuant to this Agreement are or will be true and complete copies of what they purport to be.

6.    CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND PURCHASER SUBSIDIARY

            The obligations of Purchaser and Purchaser Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by Purchaser, to the extent permitted by applicable law:

      6.1 Legal Opinion. Purchaser and Purchaser Subsidiary shall have received the opinion of counsel to Rapor, dated the Effective Time and addressed to Purchaser and Purchaser Subsidiary, in substantially the form of Exhibit 6.1.

      6.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

      6.3 Representations, Warranties and Agreements. (a) The representations and warranties of Rapor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, unless made as of another date, in which case they shall be true and correct in all materials respects as of such date, (b) Rapor shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Effective Time and (c) Purchaser shall have received a certificate to the foregoing effect signed by an authorized executive officer of Rapor.

      6.4 Approvals. All Approvals necessary in connection with the execution, delivery and performance of this Agreement by Rapor for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

      6.5 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Material Adverse Effect.

      6.6 Investment Representations Certificate. Each Stockholder shall have delivered to Purchaser a certificate containing investment representations with respect to such Stockholder in the form of Exhibit B hereto.

      6.7 Resignations. The directors of Rapor other than those listed on
Schedule 2.6 shall have delivered to Rapor duly executed resignations as of the Effective Time.

      6.8 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by Rapor to Purchaser or Purchaser Subsidiary and all other corporate or organizational matters to be accomplished by Rapor prior to or at the Closing shall be satisfactory in the reasonable judgment of Purchaser and its counsel.

      6.9 Corporate Approval. Prior to the Effective Time, this Agreement and the Contemplated Transactions shall have been duly approved by the Board of Directors of Rapor and the Stockholders of Rapor, in accordance with applicable law.

      6.10 Secretary of State Certificates. Purchaser shall have received certificates of the Secretary of State of the State of Florida with respect to Rapor, and of each state in which Rapor is qualified to do business as a foreign corporation, as of a recent date, showing Rapor to be validly existing and in good standing in the State of Florida and qualified to do business and in good standing in such other states as a foreign corporation, as the case may be.

      6.11 Secretary's Certificate of Rapor. Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Rapor certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and Stockholders of Rapor, evidencing the authorization of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (ii) the names and signatures of the officers of Rapor authorized to sign this Agreement and the other documents to be delivered hereunder (iii) a true and complete copy of the certificate of incorporation and bylaws of Rapor, and (iv) a true and complete list of the Stockholders, setting forth with respect to each such Stockholder (x) such Stockholder's name and address, (y) the number of Rapor Shares held by such Stockholder, and (z) the total Merger Consideration such Stockholder is entitled to receive under the terms of this Agreement.

      6.12 Termination of CDA Obligations. Rapor shall have entered into an agreement with the CDA, in form and substance satisfactory to Purchaser and its counsel, pursuant to which all of the CDA Obligations shall be terminated and released at or prior to the Effective Time in consideration only of the deliveries of Purchaser provided for under Section 3.1(b)(4).

      6.13 Rapor Convertible Securities. All shares of Rapor Preferred Stock and all other Rapor Convertible Securities shall have been converted or exchanged for Rapor Shares as provided for in Schedule 4.2(b), and no shares of Rapor Preferred Stock or other Rapor Convertible Securities shall be outstanding.

      6.14 Limitation of Liabilities. The aggregate amount of the liabilities of Rapor that would be reflected on a balance sheet of Rapor dated as of the Closing Date in accordance with GAAP, excluding indebtedness under the CDA Loan, shall not exceed the sum of Rapor's (i) accounts receivable, (ii) prepaid expenses, and (iii) inventory, as each of such assets would be reflected on such balance sheet in accordance with GAAP, and Purchaser shall have received an unaudited balance sheet of Rapor dated as of the Closing Date certified by an officer of Rapor, and such other documents and information as Purchaser shall reasonably request to determine that the foregoing condition has been satisfied.

      6.15 Voting Agreement. Stockholders that will hold in the aggregate at least 75% of the Purchaser Shares immediately following the Merger shall have entered into a Voting Agreement in the form of Exhibit D.

7.    CONDITIONS TO THE OBLIGATIONS OF Rapor.

            The obligations of Rapor to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by Rapor, to the extent permitted by applicable law:

      7.1 Legal Opinion. Rapor shall have received the legal opinion of Kronish Lieb Weiner & Hellman LLP, counsel to Purchaser, in substantially the form of
Exhibit 7.1.

      7.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

      7.3 Representations, Warranties and Agreements. (a) The representations and warranties of Purchaser and Purchaser Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, unless made as of another date, in which case they shall be true and correct in all material respects as of such date, (b) Purchaser and Purchaser Subsidiary shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) Rapor shall have received a certificate to the foregoing effect signed by an authorized executive officer of Purchaser.

      7.4 Approvals. All Approvals necessary in connection with the execution, delivery and performance of this Agreement by Purchaser and Purchaser Subsidiary or for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

      7.5 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by Purchaser or Purchaser Subsidiary to Rapor and all other corporate or organizational matters to be accomplished by Purchaser or Purchaser Subsidiary prior to or at the Closing shall be satisfactory in the reasonable judgment of Rapor and its counsel.

      7.6 Corporate Approval. Prior to the Effective Time, this Agreement and the Contemplated Transactions shall have been duly approved by the Board of Directors of Purchaser and Purchaser Subsidiary and the stockholder of Purchaser Subsidiary, in accordance with applicable law.

      7.7 Secretary of State Certificates. Rapor shall have received certificates of (i) the Secretary of State of the State of Delaware with respect to Purchaser and of each state in which Purchaser is qualified to do business as a foreign corporation as of a recent date, showing Purchaser to be validly existing and in good standing in the State of Delaware and qualified to do business and in good standing in such other states as a foreign corporation, as the case may be, and (ii) the Secretary of State of the State of Florida with respect to Purchaser Subsidiary as of a recent date, showing Purchaser Subsidiary to be validly existing and in good standing in the State of Florida.

      7.8 Secretary's Certificate. Rapor shall have received certificates of the Secretary or Assistant Secretary of Purchaser and Purchaser Subsidiary certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Purchaser and Purchaser Subsidiary, as applicable, evidencing the authorization of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (ii) the names and signatures of the officers of Purchaser and Purchaser Subsidiary, as applicable, authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) a true and complete copy of the certificate of incorporation and bylaws of each of Purchaser and Purchaser Subsidiary.

      7.9 Registration Rights. Purchaser shall have entered into a registration rights agreement in the form of Exhibit B pursuant to which Purchaser shall agree to register (on a "piggyback" basis) the shares of Purchaser Common Stock issuable upon conversion of the Purchaser Shares and exercise of the Purchaser Warrants.

8.    FURTHER AGREEMENTS OF THE PARTIES.

      8.1 Expenses. The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the Contemplated Transactions.

      8.2 Access Prior to the Closing. (a) Between the date of this Agreement and the Effective Time, Rapor shall as Purchaser may from time to time request with reasonable notice to Rapor, (i) give Purchaser and its authorized representatives full and complete access to all properties, personnel, facilities and offices of Rapor and to the books and records of Rapor (and permit Purchaser to make copies thereof), (ii) permit Purchaser to make inspections thereof, (iii) cause the officers and employees of, and consultants to, Rapor to furnish Purchaser with all financial information and operating data and other information with respect to the business and properties of Rapor, and to discuss with Purchaser and its authorized representatives the affairs of Rapor.

            (b) Between the date of this Agreement and the Effective Time, each of the Parties shall and shall cause their respective Affiliates and officers and directors, and shall use reasonable efforts to cause all their other respective employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other Party, all confidential information of Rapor or Purchaser, as the case may be, furnished to Purchaser by Rapor or to Rapor by Purchaser, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions. If the Closing does not occur
(i) such confidence shall be maintained by the Parties and each Party shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other persons in contravention of this Agreement), (ii) each Party shall and shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to refrain from using any of such confidential information except in connection with this Agreement, and (iii) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party, or their respective representatives.

      8.3 Publicity. Between the date of this Agreement and the Effective Time, except to the extent required by Law, neither Purchaser nor Rapor shall, and none of them shall permit any Affiliate to, issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, the Contemplated Transactions without the consent of the other; and in the event any such public announcement, release or disclosure is required by Law, the Parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text.

      8.4 Conduct of Business of Rapor. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, Rapor shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons having business relations with Rapor. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, Rapor shall pay accounts payable and pay and perform other obligations of the business of Rapor when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and shall not:

            (a) amend its articles or certificate of incorporation or bylaws;

            (b) organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

            (c) enter into any instrument which would constitute a Contract or enter into any material amendment, supplement or waiver in respect of any such Contract;

            (d) incur any severance pay obligation by reason of this Agreement or the Contemplated Transactions;

            (e) grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of Rapor's business;

            (f) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

            (g) not take, or permit to be taken, any action which is represented and warranted in Section 4.12 not to have been taken since the Recent Balance Sheet Date;

            (h) promptly advise Purchaser in writing of any Material Adverse Effect with respect to Rapor; or

            (i) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

      8.5 Further Assurances. Following the Closing, the Parties shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

      8.6 Amending Schedules. From time to time prior to the Closing, Rapor and Purchaser shall promptly supplement or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth in the Schedules hereto. Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, each party shall have a commercially reasonable period of time following receipt of any supplemented or amended Schedules to elect (i) to terminate this Agreement without any further liability to Purchaser or Rapor or
(ii) in such non-amending party's sole discretion, to elect to waive such breach and consummate the transactions contemplated by this Agreement.

      8.7 Termination of CDA Obligations. Rapor shall use its best efforts to enter into an agreement with the CDA, in form and substance satisfactory to Purchaser and its counsel, pursuant to which all of the CDA Obligations shall be terminated and released at or prior to the Effective Time in consideration only of the deliveries of Purchaser provided for under Section 3.1(b)(4).

      8.8 Consents; Regulatory Approval. Each Party will take all such commercially reasonable actions as may be necessary to obtain all Approvals from Persons or Governmental Bodies in order to permit the consummation of the Contemplated Transactions.

      8.9 Rapor Convertible Securities. Rapor shall use its best efforts to cause each holder of Rapor Preferred Stock and each holder of other Rapor Convertible Securities to convert or exchange such securities for Rapor Shares as provided for in Schedule 4.2(b).

9.    TERMINATION.

      9.1 Termination Procedures. This Agreement may be terminated before the Effective Time only as follows:

            (a) by written agreement of Rapor and the Purchaser at any time;

            (b) by Rapor, by notice to Purchaser at any time:

            (c) by Purchaser, by notice to Rapor, if (x) satisfaction of any of the conditions to Purchaser's or Purchaser Subsidiary's obligations set forth in
Section 6 becomes impossible, and such condition has not been waived by Purchaser or (y) the Closing has not occurred by August 15, 2004, in either case, other than by the breach or default of Purchaser; or

            (d) by Rapor, by notice to Purchaser, if (x) satisfaction of any of the conditions to Rapor's obligations set forth in Section 7 becomes impossible, and such condition has not been waived by Rapor or (y) the Closing has not occurred by August 15, 2004, in either case other than by the breach or default by Rapor.

      9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1(a) or (d), this Agreement shall terminate without any liability or further obligation of any Party to another, except for the obligations of the Parties under Sections 8.1 and 8.2(b).

10.   MISCELLANEOUS.

      10.1 Entire Agreement. This Agreement contains, and is intended as, a complete statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersede any previous agreements and understandings between the Parties with respect to those matters and cannot be changed or terminated orally. No Party makes, and each Party hereby expressly disclaims reliance upon, any representations or warranties with respect to the Contemplated Transactions other than as expressly set forth herein as limited by the exceptions contained in the Schedules hereto.

      10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein without giving effect to conflicts of law principles.

      10.3 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

      10.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other addresses, telex number or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

      If to Purchaser, Purchaser Subsidiary or the Surviving Corporation to:

      GVI Security Solutions, Inc.
      2801 Trade Center Drive, Suite 120
      Carrollton, Texas 75007
      Attention: Nazzareno E. Paciotti
      Facsimile No.: (972) 245-7353

      with a copy to:

      Kronish Lieb Weiner & Hellman LLP
      1114 Avenue of the Americas
      New York, New York  10036
      Attention:  Alison Newman, Esq.
      Facsimile No.:  (212) 479-6275

      If to Rapor, to:

      Rapor, Inc.
      185 Main Street, Suite 219
      New Bristol, Connecticut 06051
      Attention: Peter Harris
      Facsimile No.:

      with a copy to:

      Kleban & Samor, P.C.
      2425 Post Road
      P.O. Box 763 Southport,
      Connecticut 06890
      Attention: Alexander W. Samor, Esq.
      Facsimile No.: (203) 259-9617


      10.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party. No assignment of this Agreement or of any rights or obligations hereunder may be made by the parties and any such attempted assignment shall be void.

      10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.7 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon Rapor only if such amendment or waiver is set forth in a writing executed by Rapor. The waiver of any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

      10.8 Dispute Resolution. The Parties agree to attempt initially to solve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Purchaser and Rapor and the third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any such arbitration shall be entitled to recover from the other party, in addition to any other remedies, all reasonable costs, attorneys' fees and other expenses incurred by such prevailing party.

      IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date and year first above written.


                                     GVI SECURITY SOLUTIONS, INC.


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:


                                     RAPOR ACQUISITION CORP.


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:


                                     RAPOR, INC.


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A

                        INVESTMENT REPRESENTATION LETTER

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                            FORM OF PURCHASER WARRANT

                                    EXHIBIT D

                                VOTING AGREEMENT